Exhibit 99


Hecla's Gross Profit Nearly Doubles During First Quarter,
Silver and Gold Production Cash Costs Remain Low

    Business Editors

    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--May 4, 2004--Hecla Mining Company (NYSE:HL) today reported net income of $6.2 million for the first quarter of 2004, compared to net income of $6.7 million for the first quarter of 2003. However, last year's net income was aided by a $4 million legal settlement and a $1.1 million positive cumulative effect of change in accounting principle. Net income for the first quarter of this year is a direct result of an over 90% increase in gross profit from operations compared to last year.
    Improved sales, gross profit and operating income compared to the same period last year were due to higher silver, gold, lead and zinc prices, as well as decreased silver production cash costs and increased gold production. Hecla's cash costs for gold production also remain low, at an average total cash cost per ounce of $142, making it one of the lowest-cost gold companies. As a result of these factors, gross profit increased from $7 million in the first quarter of 2003 to $13.4 million in the first quarter of 2004.
    During the first quarter, approximately 307,000 outstanding shares of Series B preferred stock were exchanged for approximately 2.4 million shares of common stock. As a result of these successful exchanges, approximately 158,000 shares of preferred stock remain outstanding. Although the transaction does not impact the balance sheet or net income, the company is required to report a non-cash dividend expense of approximately $10.9 million on the income statement, which is the primary reason for a "basic and diluted loss per common share available to common shareholders" of 4 cents per share during the first quarter.
    Hecla's President and Chief Executive Officer, Phillips S. Baker, Jr., said, "Hecla continues to deliver low-cost gold and silver production. Certainly, the increased precious metals prices allow us to generate remarkable increases in gross profit, but our goal is to remain one of the lowest-cost gold and silver producers with an eye on growth, no matter what the prices may do. I'm very pleased with both our operational performance and our progress in our expanded exploration program so far this year. With the prospects and properties we have in hand now, Hecla can grow dramatically over the next few years while maintaining a conservative balance sheet and high returns."

    First Quarter 2004 Highlights

    -- Net income of $6.2 million; 93% increase in gross profit to $13.4 million

    -- 2.1 million ounces of silver produced at an average total cash cost of $1.43 per ounce

    -- Nearly 56,000 ounces of gold produced, with more than 37,000 ounces of primary gold produced from La Camorra at an average total cash cost of $142 per ounce

    -- 43% increase in the average price of silver and 14% increase in the realized price of gold compared to the first quarter of 2003

    -- Successful exchange of preferred stock for common stock, with accompanying $10.9 million non-cash dividend charge on the income statement

    -- $120 million of cash and short-term investments on hand, with just $5.4 million in long-term debt

    -- Increased production at La Camorra and lower cash costs at San Sebastian and Greens Creek compared to the same period last year

    -- $2.4 million spent on exploration, with good results at Mina Isidora and San Sebastian

    --  Commencement of development on Lucky Friday's 5900 level

    Operations

    In the first quarter, Hecla produced 2.1 million ounces of silver at an average total cash cost per ounce of $1.43, maintaining its position as the lowest-cost primary silver producer. Gross profit from silver operations more than doubled to $9.6 million in the first quarter of 2004 compared to 2003, thanks to the dramatic increase in silver price compared to a year ago. The company also produced 55,817 ounces of gold, with 37,547 ounces coming from Hecla's primary gold operating unit, La Camorra, at an average total cash cost per ounce of $142. Gross profit from La Camorra increased 37% over the same quarter a year ago, from $2.8 million to $3.8 million in the first quarter of this year.
    Baker said, "We continue to focus on growth, with a goal of doubling our gold production by the end of 2008. And in about 18 months, we should see an increase in silver production, as development of the new level of the Lucky Friday makes it possible for us to return to full production of 4 million ounces per year at that mine."
    During the first quarter, the San Sebastian silver operation in central Mexico produced 857,100 ounces of silver and 11,474 ounces of gold. The significant gold by-product at San Sebastian allowed the mine to produce silver at the extremely low cost of negative 44 cents per ounce during the first quarter of 2004, compared to negative 7 cents per ounce in the first quarter of 2003. Mining this year is taking place in a lower-grade area of the mine, so silver production decreased from a year ago because the grade of silver was approximately 25 ounces per ton during the first quarter of 2004 compared to 32 ounces per ton during the first quarter of last year. However, with grades of 25 ounces of silver per ton and nearly one-third of an ounce of gold per ton, San Sebastian continues to be a very high-grade mine.
    The Greens Creek mine, located near Juneau, Alaska, is a joint venture with Kennecott Greens Creek Mining Company, a subsidiary of Rio Tinto. Hecla holds an approximate 30% interest in the operation. In the first quarter, Greens Creek produced 744,967 ounces of silver and 6,743 ounces of gold for Hecla's account, at an average total cash cost of 98 cents per ounce of silver. Increased gold, zinc and lead prices favorably impacted Greens Creek's cash costs, as those metals are important by-products at that mine. Greens Creek's cash costs per ounce decreased 41% compared to the first quarter of 2003.
    The Lucky Friday silver mine is located in northern Idaho, and Hecla has been operating this mine since 1958. During the first quarter, Lucky Friday produced 483,418 ounces of silver at an average total cash cost of $5.44 per ounce, compared to $4.47 per ounce a year ago. However, due to the increases in silver and lead prices, Lucky Friday's sales and income from operations both increased significantly compared to a year ago. The mine's costs have increased because the access to ore continues to get further away from the 4900-level drift, resulting in longer haulage times. The decision has also been made to mine lower-grade material because of the increased metals prices. This increases cash flow, but it also results in increased cash costs. Once the development of the 5900 level is complete, Lucky Friday's cash costs are expected to decrease to well below $5.00 per ounce of silver because haulage lengths will decrease. In addition, the mine will be able to ramp back up to full capacity of approximately 4 million ounces of silver per year. Work is progressing as scheduled on the 5900-level drift, with four crews working 24 hours a day. Miners have advanced approximately 450 feet to date on the drift, which leads from the Lucky Friday Silver Shaft and will run approximately 5,465 feet to the expansion area where about 28 million ounces of silver resource have been identified. The schedule calls for completion of the drift and commercial production from the new level by the end of 2005.
    Hecla's primary gold producer is the La Camorra unit, located in eastern Venezuela. During the first quarter of 2004, La Camorra produced 37,547 ounces of gold at an average total cash cost of $142 per ounce. Production increased compared to the same period last year, with slight increases in tonnage and grade. The ore grade mined in the first quarter was 0.84 ounce of gold per ton, compared to 0.82 ounce of gold per ton a year ago. Work continues on construction of a 2,000-foot-deep production shaft at La Camorra, where the ore is currently hauled out of the mine via a decline ramp and trucks. Although La Camorra is a very low-cost mine, as the mine gets deeper, haulage times and costs increase. The production shaft will allow more efficient removal of the ore. Completion of shaft construction is scheduled for the end of 2004, with construction costs estimated at $12 million.
    As previously reported in a March 2004 news release, approximately 5,000 ounces of gold worth about $2 million was provisionally withheld from export from Venezuela, pending an administrative review of export documentation. Hecla has provided all documentation necessary to satisfy the review and received a court order directing the release of the gold back to the company, subject to further court proceedings. In the meantime, La Camorra continues normal operations, and all subsequent gold shipments have been exported out of Venezuela on schedule.

    Exploration

    Hecla spent about $2.4 million on exploration in the first quarter of the year, and is projecting to spend approximately $12 million to $15 million on exploration in 2004. Progress on the Mina Isidora deposit in Venezuela is especially promising, and earlier in the year, Hecla reported a proven and probable reserve there of 327,000 ounces of gold. A decision on developing the deposit is expected in the near future. An ongoing deep directional drilling program at Hecla's La Camorra mine has also been successful, with one hole intersecting ore grade material at a depth of 3,300 feet, more than 1,300 feet below the current mining area. The deposit now appears to be continuing at depth in a more easterly direction, and several holes drilled into that area show ore grade material as well. In addition, several drilling programs are planned on Hecla's very prospective land position surrounding the La Camorra mine and on the Block B concessions, where Mina Isidora is located.
    About $1.2 million was spent in the first quarter on exploration surrounding the San Sebastian mine in central Mexico. Geologists remain convinced of the long-term potential on the 190-square-mile property position, which is located on trend with some of the oldest and richest silver mines in the world. An aeromagnetic survey and a geologic characterization study have now been completed on the entire concession. Thousands of soil samples were collected during the quarter, and geochemical results have been received on about half of the samples. Anomalies in gold and silver have been identified to the west, north and east of the Francine vein. Five exploration drill holes were completed during the quarter testing for a second, separate and lower mineral band below the currently identified reserve and resource area. Visual indications are encouraging; however, assays are pending and the program is in its very early stages.
    Baker said, "The exploration results we're beginning to get are very exciting and we're moving forward as quickly as we can. It takes time to identify and explore targets and eventually develop them into a mine, but we believe that by having our land positions located in these world-class mining districts, we'll be very successful long-term with these programs. We expect to be exploring and mining for a long time to come in these districts."
    At the Hollister Development Block gold exploration project in northern Nevada, Hecla reported in the first quarter that it received notification of approval of the federal permits needed from the Bureau of Land Management (BLM), subject to a public comment period. The project is an earn-in to a joint venture with Great Basin Gold. The BLM has also reviewed the bonding calculations and is expected to complete the bond adjudication process soon. Once an acceptable interim arrangement for property access and work authorization is reached (with a land transfer expected in the future), Hecla can begin site preparation work, with commencement of actual underground exploration ramp construction expected this summer.
    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 113-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.
    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.
    Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.
    Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com


                         HECLA MINING COMPANY
  (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

HIGHLIGHTS                                     First Quarter Ended
                                               ----------------------
FINANCIAL DATA                                   Mar. 31,    Mar. 31,
                                                    2004        2003
                                               ----------  ----------
Sales of products                              $   36,650  $   26,441
Gross profit                                       13,409       6,955
Income from operations                              6,857       6,502
Net income                                          6,180       6,735
Basic and diluted income (loss) per common
 share (1)                                          (0.04)       0.06
Cash flow provided by operating activities          4,909       4,750

SALES OF PRODUCTS
Silver operations (2)                          $   24,967  $   16,924
Gold operations                                    11,755       8,976
Other                                                 (72)        541
  Total sales                                  $   36,650  $   26,441
                                               ----------  ----------
GROSS PROFIT
Silver operations (2)                          $    9,647  $    4,160
Gold operations                                     3,834       2,789
Other                                                 (72)          6
                                               ----------  ----------
  Total gross profit                           $   13,409  $    6,955

PRODUCTION SUMMARY - TOTALS
Silver - Ounces                                 2,085,485   2,398,199
Gold - Ounces                                      55,817      53,412
Lead - Tons                                         4,560       5,627
Zinc - Tons                                         6,072       6,685
Average cost per ounce of silver produced (2):
  Cash operating costs ($/oz.)                       1.19        1.58
  Total cash costs ($/oz.) (3)                       1.43        1.67
  Total production costs ($/oz.)                     2.93        2.83
Average cost per ounce of gold produced:
  Cash operating costs ($/oz.)                        142         137
  Total cash costs ($/oz.) (3)                        142         137
  Total production costs ($/oz.)                      234         206

AVERAGE METAL PRICES
Silver - Handy & Harman ($/oz.)                      6.71        4.69
Gold - Realized ($/oz.)                               379         333
Gold - London Final ($/oz.)                           408         352
Lead - LME Cash (cents/pound)                        38.3        20.8
Zinc - LME Cash (cents/pound)                        48.5        35.7

(1) For the quarters ended March 31, 2004 and 2003, respectively, preferred stock dividends of $11.2 million and $0.7 million were not declared. The preferred dividends are not included in the determination of net income; however, they are included in determining income (loss) applicable to common shareholders and earnings (loss) per share. Including the effects of preferred stock dividends, loss applicable to common shareholders totaled $5.0 million for the three months ended March 31, 2004, as compared to income applicable to common shareholders of $6.1 million during the same period in 2003.

(2) Includes gold produced at silver operations, which is treated as a by-product credit in calculating silver costs per ounce.

(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see Note (2) on the cash costs per ounce reconciliation section.

                         HECLA MINING COMPANY
                Consolidated Statements of Operations
                   (dollars and shares in thousands,
                 except per share amounts - unaudited)

                                                   First Quarter Ended
                                                   ------------------
                                                   Mar. 31,  Mar. 31,
                                                     2004      2003
                                                   --------  --------
Continuing operations:
Sales of products                                  $ 36,650  $ 26,441
                                                   --------  --------
Cost of sales and other direct production costs      16,848    14,583
Depreciation, depletion and amortization              6,393     4,903
                                                   --------  --------
                                                     23,241    19,486
                                                   --------  --------
Gross profit                                         13,409     6,955
                                                   --------  --------
Other operating expenses:
  General and administrative                          1,779     2,039
  Exploration                                         2,414     1,782
  Pre-development expense                               296       351
  Depreciation and amortization                          75        29
  Other operating expense (income)                    1,210    (3,828)
  Provision for closed operations and
   environmental matters                                778        80
                                                   --------  --------
                                                      6,552       453
                                                   --------  --------
Income from operations                                6,857     6,502
                                                   --------  --------
Interest income (expense):
  Interest income                                       387       279
  Interest expense                                     (198)     (359)
                                                   --------  --------
                                                        189       (80)
                                                   --------  --------
Income from operations, before income taxes and
  cumulative effect of change in accounting
   principle                                          7,046     6,422
Income tax provision                                   (866)     (759)
                                                   --------  --------
Income from operations before cumulative effect
  of change in accounting principle                   6,180     5,663
Cumulative effect of change in accounting
 principle, net of income tax                           - -     1,072
                                                   --------  --------
Net income                                         $  6,180  $  6,735
                                                   ========  ========
Basic and diluted income (loss) per common share:
  Income (loss) from operations after preferred
   stock dividends                                 $  (0.04) $   0.05
  Cumulative effect of change in accounting
   principle                                            - -      0.01
                                                   --------  --------
Basic and diluted income (loss) per common share
 (1)                                               $  (0.04) $   0.06
                                                   ========  ========
Basic weighted average number of common shares
 outstanding                                        117,318   109,320
                                                   ========  ========
Diluted weighted average number of common shares
 outstanding                                        117,318   110,209
                                                   ========  ========

(1) For the quarters ended March 31, 2004 and 2003, respectively, preferred stock dividends of $11.2 million and $0.7 million were not declared. The preferred dividends are not included in the determination of net income; however, they are included in determining income (loss) applicable to common shareholders and earnings (loss) per share. Including the effects of preferred stock dividends, loss applicable to common shareholders totaled $5.0 million for the three months ended March 31, 2004, as compared to income applicable to common shareholders of $6.1 million during the same period in 2003.

                         HECLA MINING COMPANY
                     Consolidated Balance Sheets
            (dollars and shares in thousands - unaudited)

                                                  Mar. 31,    Dec. 31,
                                                    2004        2003
ASSETS                                           ---------  ---------
Current assets:
  Cash and cash equivalents                      $  94,431  $ 105,387
  Short-term investments                            25,455     18,003
  Accounts and notes receivable                     19,591     16,318
  Inventories                                       18,092     16,936
  Deferred income taxes                              1,605      1,427
  Other current assets                               5,335      3,174
                                                 ---------  ---------
      Total current assets                         164,509    161,245
Investments                                          1,281        722
Restricted cash and investments                      9,766      6,447
Properties, plants and equipment, net               95,582     95,315
Deferred income taxes                                   --        896
Other noncurrent assets                             13,874     13,570
                                                 ---------  ---------
Total assets                                     $ 285,012  $ 278,195
                                                 =========  =========
LIABILITIES
Current liabilities:
  Accounts payable and accrued expenses          $  11,942  $  13,847
  Accrued payroll and related benefits               6,772      7,307
  Current portion of debt                            3,257      2,332
  Accrued taxes                                      2,754      3,193
  Current portion of accrued reclamation and
   closure costs                                     7,800      7,400
                                                 ---------  ---------
      Total current liabilities                     32,525     34,079
Long-term debt                                       2,098      2,341
Accrued reclamation and closure costs               62,676     63,232
Other noncurrent liabilities                         7,121      7,114
                                                 ---------  ---------
Total liabilities                                  104,420    106,766
                                                 ---------  ---------
SHAREHOLDERS' EQUITY
Preferred stock                                         39        116
Common stock                                        29,554     28,886
Capital surplus                                    507,030    504,858
Accumulated deficit                               (355,380)  (361,560)
Accumulated other comprehensive loss                  (533)      (753)
Treasury stock                                        (118)      (118)
                                                 ---------  ---------
Total shareholders' equity                         180,592    171,429
                                                 ---------  ---------
Total liabilities and shareholders' equity       $ 285,012  $ 278,195
                                                 =========  =========
Common shares outstanding at end of period         118,258    115,535
                                                 =========  =========

                         HECLA MINING COMPANY
                Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                                   First Quarter Ended
                                                   -------------------
                                                   Mar. 31,   Mar. 31,
                                                      2004       2003
OPERATING ACTIVITIES                               --------  --------
Net income                                         $  6,180  $  6,735
Noncash elements included in net income:
  Depreciation, depletion and amortization            6,468     4,932
  Cumulative effect of change in accounting
   principle                                            - -    (1,072)
  Gain on disposition of properties, plants and
   equipment                                            (24)     (209)
  Provision for reclamation and closure costs           568       234
  Deferred incomes taxes                                718       675
  Stock compensation                                    767       - -
Change in assets and liabilities:
  Accounts and notes receivable                      (3,273)      264
  Inventories                                        (1,156)     (917)
  Other current and noncurrent assets                (2,465)     (415)
  Accounts payable and accrued expenses              (1,405)   (2,476)
  Accrued payroll and related benefits                 (344)   (2,535)
  Accrued taxes                                        (439)     (276)
  Accrued reclamation and closure costs and other
   noncurrent liabilities                              (686)     (190)
                                                   --------  --------
Net cash provided by operating activities             4,909     4,750
                                                   --------  --------
INVESTING ACTIVITIES
Purchase of short-term investments                  (12,752)      - -
Maturities of short-term investments                  5,300       - -
Additions to properties, plants and equipment        (6,796)   (2,027)
Proceeds from disposition of properties, plants
 and equipment                                           55       325
Increase in restricted investments                   (3,666)   (1,377)
                                                   --------  --------
Net cash used by investing activities               (17,859)   (3,079)
                                                   --------  --------
FINANCING ACTIVITIES
Common stock issued under stock option plans          1,312        41
Issuance of Common stock, net of offering costs         - -    91,287
Borrowings on debt                                    2,396     1,350
Repayments on debt                                   (1,714)     (337)
                                                   --------  --------
Net cash provided by financing activities             1,994    92,341
                                                   --------  --------
Net increase (decrease) in cash and cash
 equivalents                                        (10,956)   94,012
Cash and cash equivalents at beginning of period    105,387    19,542
                                                   --------  --------
Cash and cash equivalents at end of period         $ 94,431  $113,554
                                                   ========  ========

                         HECLA MINING COMPANY
                           Production Data
                                                 First Quarter Ended
                                                 ---------------------
                                                 Mar. 31,   Mar. 31,
                                                   2004       2003
LA CAMORRA UNIT                                  --------   ---------
Tons of ore processed                              44,967      44,767
Days of operation                                      82          80
Mining cost per ton                              $  35.18  $    36.87
Milling cost per ton                             $  11.79  $    13.61
Ore grade milled - Gold (oz./ton)                   0.842       0.824
Gold produced (oz.)                                37,547      34,944
Average cost per ounce of gold produced:
  Cash operating costs per ounce                 $    142  $      137
  Total cash costs per ounce (1)                 $    142  $      137
  Total production costs per ounce               $    234  $      206
Capital additions                                $  4,969  $      819

SAN SEBASTIAN UNIT
Tons of ore processed                              39,768      32,600
Days of operation                                      76          75
Mining cost per ton                              $  40.66  $    33.57
Milling cost per ton                             $  32.46  $    37.89
Ore grade milled - Silver (oz./ton)                 24.89       32.45
Ore grade milled - Gold (oz./ton)                   0.318       0.389
Silver produced (oz.)                             857,100   1,022,087
Gold produced (oz.)                                11,474      11,554
Average cost per ounce of silver produced (2):
  Cash operating costs per ounce                 $  (0.72) $    (0.27)
  Total cash costs per ounce (1)                 $  (0.44) $    (0.07)
  Total production costs per ounce               $   1.11  $     0.67
Capital additions                                $     33  $      875

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)
Tons of ore milled                                 59,755      56,161
Days of operation                                      91          90
Mining cost per ton                              $  27.91  $    27.67
Milling cost per ton                             $  17.21  $    16.30
Ore grade milled - Silver (oz./ton)                 16.69       17.62
Silver produced (oz.)                             744,967     740,660
Gold produced (oz.)                                 6,743       6,848
Lead produced (tons)                                1,725       1,987
Zinc produced (tons)                                5,437       6,082
Average cost per ounce of silver produced (2):
  Cash operating costs per ounce                 $   0.64  $     1.67
  Total cash costs per ounce (1)                 $   0.98  $     1.67
  Total production costs per ounce               $   3.39  $     4.39
Capital additions                                $    964  $      276

LUCKY FRIDAY UNIT
Tons of ore processed                              39,097      42,312
Days of operation                                      91          90
Mining cost per ton                              $  56.01  $    44.61
Milling cost per ton                             $   6.64  $     6.33
Ore grade milled - Silver (oz./ton)                 13.33       15.92
Silver produced (oz.)                             483,418     635,452
Lead produced (tons)                                2,835       3,640
Zinc produced (tons)                                  635         603
Average cost of silver produced (2):
  Cash operating costs per ounce                 $   5.41  $     4.47
  Total cash costs per ounce (1)                 $   5.44  $     4.47
  Total production costs per ounce               $   5.46  $     4.48
Capital additions                                $    606         - -

(1) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(2) Gold produced is treated as a by-product credit in calculating silver costs per ounce.

                           HEDGED POSITIONS
                         As of March 31, 2004
          Gold: 35,794 ounces hedged @ average price of $288


                         HECLA MINING COMPANY
    Reconciliation of Cash Costs per Ounce to Generally Accepted
                     Accounting Principles (GAAP)
   (dollars and ounces in thousands, except per ounce - unaudited)

                                              First Quarter Ended
                                          Mar. 31, 2004  Mar. 31, 2003
LA CAMORRA UNIT (1)                       ------------   ------------
Total cash costs                          $      5,377   $      4,785
Divided by ounces produced                          38             35
                                          ------------   ------------
   Total cash cost per ounce produced (2) $        142   $        137
                                          ============   ============
Reconciliation to GAAP:
   Total cash costs                       $      5,377   $      4,785
   Treatment & freight costs                      (459)          (347)
   Change in product inventory                    (402)          (659)
   Reclamation & other costs                       (31)            52
                                          ------------   ------------
   Costs of sales and other direct
    production costs (GAAP)               $      4,485   $      3,831
                                          ============   ============
SAN SEBASTIAN UNIT
Total cash costs                          $       (376)  $        (72)
Divided by ounces produced                         857          1,022
                                          ------------   ------------
   Total cash cost per ounce produced (2) $      (0.44)  $      (0.07)
                                          ============   ============
Reconciliation to GAAP:
   Total cash costs                       $       (376)  $        (72)
   Treatment & freight costs                      (462)          (510)
   By-product credits                            4,685          4,062
   Reclamation & other costs                        75            152
   Change in product inventory                    (628)            18
                                          ------------   ------------
   Costs of sales and other direct
    production costs (GAAP)               $      3,294   $      3,650
                                          ============   ============
GREENS CREEK UNIT (Reflects Hecla's 29.73% share)
Total cash costs                          $        729   $      1,237
Divided by ounces produced                         745            741
                                          ------------   ------------
   Total cash cost per ounce produced (2) $       0.98   $       1.67
                                          ============   ============
Reconciliation to GAAP:
   Total cash costs                       $        729   $      1,237
   Treatment & freight costs                    (3,069)        (2,989)
   By-product credits                            6,711          5,514
   Reclamation & other costs                        89             72
   Change in product inventory                     932           (293)
                                          ------------   ------------
   Costs of sales and other direct
    production costs (GAAP)               $      5,392   $      3,541
                                          ============   ============
LUCKY FRIDAY UNIT
Total cash costs                          $      2,629   $      2,840
Divided by ounces produced                         483            635
                                          ------------   ------------
   Total cash cost per ounce produced (2) $       5.44   $       4.47
                                          ============   ============
Reconciliation to GAAP:
   Total cash costs                       $      2,629   $      2,840
   Treatment & freight costs                    (1,164)        (1,155)
   By-product credits                            2,112          1,315
   Reclamation & other costs                        11              9
   Change in product inventory                      89             25
                                          ------------   ------------
   Costs of sales and other direct
    production costs (GAAP)               $      3,677   $      3,034
                                          ============   ============
COMBINED SILVER PROPERTIES (3)
Total cash costs                          $      2,982   $      4,005
Divided by ounces produced                       2,085          2,398
                                          ------------   ------------
   Total cash cost per ounce produced (2) $       1.43   $       1.67
                                          ============   ============
Reconciliation to GAAP:
   Total cash costs                       $      2,982   $      4,005
   Treatment & freight costs                    (4,695)        (4,654)
   By-product credits                           13,508         10,891
   Reclamation & other costs                       175            224
   Change in product inventory                     393           (249)
                                          ------------   ------------
   Costs of sales and other direct
    production costs (GAAP)               $     12,363   $     10,217
                                          ============   ============

(1) Costs per ounce of gold are based on the gold produced by the Venezuela segment only.

(2) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that management uses to monitor and evaluate the performance of its mining operations. We believe cash costs per ounce of silver or gold provide an indicator of profitability at each location and on a consolidated total, as well as a meaningful basis for which to compare other mining companies and other mining operating properties.

(3) Costs per ounce of silver are based on production from both the Mexico and United States segments. The United States segment includes both the Greens Creek unit and the Lucky Friday unit.


    CONTACT: Hecla Mining Company
             Vicki Veltkamp, 208/769-4100
             Fax 208/769-7612